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                                                                    EXHIBIT 99.2


             CENTERPOINT ENERGY PRICES $225 MILLION OF 2.875 PERCENT
                       CONVERTIBLE SENIOR NOTES DUE 2024

HOUSTON - December 12, 2003 - CenterPoint Energy, Inc. (NYSE:CNP) today announced that it has entered into an agreement, subject to standard closing conditions, for the sale of $225 million of 2.875 percent convertible senior notes due 2024. The company has granted to the initial purchasers an option to purchase up to an additional $30 million of convertible notes. The company will use the net proceeds from this offering to redeem a portion of the $250 million aggregate liquidation amount of 8.125 percent trust preferred securities, Series A, issued by HL&P Capital Trust I, one of its subsidiary trusts. Pending such use, the company intends to use the net proceeds to repay a portion of the outstanding borrowings under its credit facility. The sale of the convertible notes is expected to close on December 17, 2003.

The convertible notes will be senior unsecured obligations of the company. Noteholders may convert the notes at an initial conversion rate of 78.0640 shares of CenterPoint Energy common stock per $1,000 principal amount of notes (which represents a conversion price of $12.81 per common share) under certain circumstances, including if the closing sale price of the common stock equals or exceeds 120 percent of the conversion price for a specified period of time.

The convertible notes will bear interest at 2.875 percent annually. The company will also pay contingent interest during any six-month interest period beginning January 15, 2007, in which the trading price of the convertible notes for a specified period of time equals or exceeds 120 percent of their principal amount.

Also, beginning January 15, 2007, the company may redeem any of the convertible notes at 100 percent of the principal amount redeemed plus accrued and unpaid interest. In addition, noteholders may require the company to purchase the notes on January 15 of 2007, 2012 and 2017 or in the event of certain fundamental changes occurring prior to January 15, 2007 at 100 percent of the principal amount purchased plus accrued and unpaid interest.

The convertible notes and the underlying common stock issuable upon conversion thereof have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.